January 13, 1997

Mr. Frank Fraser
MDS Nordion Inc.
447 March Road
Kanata, Ontario
K2K 1X8

Reference:  Equity Investments in Food Technology Services Incorporated


Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of U.S. $15,000.

We appreciate your participation in our organization and this letter confirms your ownership of 18,750 shares at U.S. $.80 in the capital of FTSI as a result of your $15,000 investment of January 13, 1997.

                                           Yours very truly,
                                           Food Technology Services Inc.



                                           by:
                                               ---------------------------------
                                               Pete Ellis, President & CEO


cc:  S. Whitney
     B. Butler
     C. McGuire